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                                                                    Exhibit 99.1

            IMAGEMAX ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS AND
                         RETENTION OF INVESTMENT BANKER

         Fort Washington, PA, August 1, 2003 - ImageMax, Inc. (OTCBB: IMAG.OB) today announced preliminary financial results for the second quarter and six months ended June 30, 2003. Revenues, operating loss, and net loss amounted to $9.9 million, $0.2 million and $0.5 million or $0.07 per share, respectively, for the quarter ended June 30, 2003, compared to $11.0 million, operating income of $0.4 million, and net income of $0.1 million or $0.02 per share in the second quarter of 2002.

         Revenues, operating loss, and net loss amounted to $21.0 million, $0.3 million, and $0.9 million or $0.13 per share, respectively, for the six months ended June 30, 2003, compared to revenues of $21.4 million, operating income of $0.8 million, and a net loss of $14.9 million or $2.20 per share for the first six months of 2002, which included a non-cash charge that reduced the carrying value of the Company's goodwill by approximately $15.1 million or $2.22 per share as a result of implementing SFAS 142, "Goodwill and Other Intangibles". Income before the effect of the accounting change was $0.2 million or $0.02 per share for the six months ended June 30, 2002.

         Results for the second quarter of 2003 were adversely affected by a decrease of $1.5 million and $0.5 million in litigation projects utilizing electronic data discovery compared to the first quarter of 2003 and second quarter of 2002, respectively. Electronic data discovery is subject to volatility due to the effects of timing (arising from the nature and scope of litigation) and the generally wide range of potential outcomes that can arise from any one project. This decline significantly impacted the Company's overall financial results despite an increase in conversion services revenue of 3% and 10% compared to the first quarter of 2003 and second quarter of 2002, respectively, and an increase in gross profit percentage of three points from the first quarter of 2003.

         Mark P. Glassman, Chief Executive Officer commented, "Second quarter results were overshadowed by a steeper than expected decline in electronic data discovery services and a reduction in borrowing availability under our revolving line of credit. In addition, we believe that sluggish sales activities related to software and related services, coupled with delayed buying decisions, were indicative of the prolonged effects of the national economy and war in Iraq. Moving into the third quarter, we have seen an increase in sales activities and have entered into our second strategic outsourcing agreement with a major services company to provide document scanning on a national basis. However, in light of all of these developments and the uncertainty around the state of the economy, we have adjusted our 2003 outlook and do not expect to return to profitability in the third quarter," concluded Mr. Glassman.


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         As of June 30, 2003 the Company made the final payment of $0.4 million on its senior term loan, but was in a $0.9 million over-advance position on the outstanding senior revolving credit line of $5.7 million. Borrowing availability under the credit line is based on trade accounts receivable only while amounts associated with work-in-process and other assets, which are used as collateral to secure the lenders' position, are excluded. The Company is currently working with the senior lenders to address the over-advance position. The senior revolving credit facility matures in January 2004. In addition to its senior debt, as of June 30, 2003, the Company had $7.1 million outstanding in subordinated convertible debt that matures on February 15, 2004.

         The Company plans to release its final second quarter and six month financial results in concert with filing its Second Quarter Report on Form 10Q with the Securities and Exchange Commission on or before August 14, 2003.

         The Company also announced that it has retained the Philadelphia investment banking firm of Janney Montgomery Scott, LLC ("Janney") to act as its exclusive financial advisor to assist management and the Board of Directors in the exploration of strategic alternatives available to the Company.

         ImageMax is a national provider of document management services and products that enable clients to more efficiently capture, index, and retrieve documents across a variety of media, including the Internet through its web-enabled document storage and retrieval product, ImageMaxOnline. The Company operates from 26 facilities across the United States.

         Headquartered in Philadelphia and established in 1832, Janney Montgomery Scott LLC is a large regional investment bank with over 70 retail offices in 12 states. The firm's corporate finance group is committed to providing a full range of financial advisory and capital raising services to emerging growth and middle market companies.

         Statements in this press release which are not historical fact, such as with respect to the Company's strategic and operating plans, its ability to establish new customer and product opportunities, manage costs, make its debt service payments, and meet its financial covenants, the Company's future revenues, profitability, operating results and cash flows, and the identification or consummation of any particular transaction or strategic outcome, are forward-looking statements that involve risk and uncertainty, including that there is no assurance the Company will be able to resolve its over-advance position on its senior revolving credit facility, no assurance that the Company will return to profitability, no assurance that the Company will be able to successfully consummate any strategic alternative, as well as those set forth in "Business-Risk Factors" in ImageMax' 2002 Annual Report on Form 10-K and other ImageMax filings with the Securities and Exchange Commission. Accordingly, there is no assurance that the results in the forward-looking statements will be achieved.